UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 25, 2010

CHATTEM, INC.

(Exact Name of Registrant as Specified in its Charter)

Tennessee	0-5905	62-0156300
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1715 West 38th Street, Chattanooga, Tennessee 37409

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (423) 821-4571

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 9, 2010, Chattem, Inc. (the “Company”) issued a press release announcing that, pursuant to the terms of the indentures (the “Indentures”) governing its 2.00% convertible senior notes due 2013 (the “2.00% Notes”) and its 1.625% convertible senior notes due 2014 (the “1.625% Notes” and collectively, the “Notes”), a Fundamental Change (as such term is defined in the respective Indentures) occurred on February 9, 2010 (the “Fundamental Change Effective Date”). Pursuant to the Indentures, the holders of the Notes have the right to require the Company to repurchase all or a part of their Notes as a result of the Fundamental Change at a purchase price of par plus accrued and unpaid interest to, but excluding the repurchase date (the “Repurchase Right”).

On February 25, 2010, the Company announced its intention to commence a tender offer to repurchase any and all of its outstanding Notes that had not yet been converted following the occurrence of the Fundamental Change in order to satisfy the Repurchase Right under each of the respective Indentures. The Company intends to offer to repurchase $8.0 million of the 2.00% Notes and $38.303 million of the 1.625% Notes, each at par plus accrued and unpaid interest, which amounts reflect the aggregate principal amount of the Notes that have not been converted following the occurrence of the Fundamental Change, pursuant to each of the Indentures. The tender offer is expected to begin today, February 25, 2010, and to expire at 5:00 p.m., New York City time, on March 25, 2010. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed as part of this report:

Exhibit No.	Description

99.1	Press release issued by Chattem, Inc. dated February 25, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATTEM, INC.

Date: February 25, 2010	By:	/S/ THEODORE K. WHITFIELD, JR.
	Name:	Theodore K. Whitfield, Jr.
	Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release issued by Chattem, Inc. dated February 25, 2010.

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